UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 12, 2014

(Date of Earliest Event Reported)

BEESFREE, INC.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-53212 (Commission File Number)	92-0189305 (I.R.S. Employer Identification No.)

2101 Vista Parkway, Suite 122

West Palm Beach, Florida 33411

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 939-4860

____________________________________

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Appointment of Consultant and New President and Chief Financial Officer

Effective February 12, 2014, the Company entered into a consultant agreement with Andrea Festuccia, the Company’s non-executive Chairman, which will initially expire on February 11, 2018, unless sooner terminated. Under the terms of the consultant agreement, Mr. Festuccia will receive an annual consulting fee of $240,000. The consultant agreement may be terminated by either the Company or Mr. Festuccia upon five (5) days’ notice. Upon the termination by the Company without cause, in addition to any accrued but unpaid consultant fees, Mr. Festuccia will be entitled to a payment of 100,000.

See Item 5.02 of this Current Report on Form 8-K, which Item is incorporated herein by this reference, for a description of the terms of the employment agreement entered into with Steven F. Elliott, the Company’s new President and Chief Executive Officer, which description is incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election Of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c)  On February 12, 2014, the Company announced that Steven F. Elliott has been appointed to serve as President and Chief Executive Officer of the Company, replacing interim President and Chief Executive Officer Joseph Fasciglione. Mr. Fasciglione will continue to maintain his position as interim Chief Financial Officer at his current level of compensation. There are no family relationships between Mr. Elliott and any director or executive officer of the Company. We believe Mr. Elliott’s has the experience necessary to help guide the development of our strategic positioning and expansion plans.

From 2011 to 2013, Mr. Elliott served as an Advisory Board Member of Waypoint Real Estate Group, a leader in the single-family residential rental market which was recently acquired by Starwood Property Trust and spun-off into the Starwood Waypoint Residential Trust (NYSE: SWAY), where he was involved in general company strategy, with an emphasis on capital raising and consumer branding. From May 2008 until January 2010, he was a partner and Chief Investment Officer of MIRA, a $500 million private equity fund sponsored by Black Creek Capital, whose primary focus was on residential related real estate and financial investment opportunities in Mexico. Prior to that, Mr. Elliott worked as an advisor for two unrelated ventures; Farallon Capital Management for their real estate investment activities, and Gravity Tank, an innovation consulting firm. He received a degree in business from the University of Michigan, Stephen M. Ross School of Business.

Effective February 12, 2014, Mr. Elliot entered into an employment agreement with the Company which will initially expire on February 11, 2018, unless sooner terminated. Mr. Elliott will be employed by the Company as President and Chief Executive Officer of the Company. Under the terms of the employment agreement, Mr. Elliott will receive an annual base salary of $240,000. Upon execution of the agreement, Mr. Elliott was issued stock options to purchase an aggregate of 3,000,000 shares of the Company’s common stock at an exercise price of $0.50 per share which shall vest as follows (i) 750,000 of such options shall vest upon consummation of a debt or equity financing, or combination thereof, of not less than $3,000,000, (ii) 562,500 Options shall vest on the first anniversary of the date of the Agreement and (iii) the remaining 1,687,500 Options shall vest monthly in equal monthly amounts of 46,875 Options per month, for each of the 36 months following the first anniversary of the date of the Agreement.

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The employment agreement terminates upon the earliest to occur of: (i) the death of the employee; (ii) a termination by the Company by reason of the disability of the employee; (iii) a termination by the Company with or without cause; or (iv) a termination by the employee with or without good reason. Upon the termination by the Company without cause or by the employee with good reason, the employee will be entitled to: (i) any accrued but unpaid salary or bonus or unreimbursed expenses; (ii) a severance payments equal to $100,000; (iii) the continuation of health benefits for a 5-month period; and (iv) all options granted pursuant to the employment agreements which have vested on or before the termination date shall be exercisable (x) for a period of six (6) months from the date of the termination if the date of termination occurs within a two year period of the date of the Agreement, or (y) for a period of twenty-four (24) months if the date of termination occurs after the second anniversary of the Agreement.

Item 7.01	Regulation FD Disclosure

On February 17, 2014, the Company issued a press release announcing Mr. Elliott’s appointment as President and Chief Executive Officer.  A copy of this press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits:

(a)	Financial Statements - Not Applicable
(b)	Pro-Forma Financial Information - Not Applicable
(c)	Shell Company Transactions - Not Applicable
(d)	Exhibits:

10.1	Employment Agreement, dated as of February 12, 2014, by and between the Company and Steven F. Elliott.
10.2	Consultant Agreement, dated as of February 12, 2014, by and between the Company and Andrea Festuccia.
99.1	Press Release dated February 17, 2014.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEESFREE, INC.

By:	/S/ JOSEPH FASCIGLIONE
Joseph Fasciglione
Interim Chief Financial Officer

Dated: February 17, 2014

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